WORLD MONITOR TRUST III SERIES G CLASS 1

Unaudited Account Statement

For the Month Ending June 30, 2007

Dear Interest Holder:

Enclosed is the report for the period of June 30, 2007 for World Monitor Trust III Series G Class 1. The net asset value of an interest as of June 30, 2007 was $110.72, an increase of +5.19% from the May 31, 2007 value of $105.25. The calendar year-to-date return for World Monitor Trust III Series G Class 1 was an increase of +10.52% as of June 30, 2007.

STATEMENT OF INCOME(LOSS)

Trading Income (Loss)
Realized Trading Gain/(Loss)	$181,809.18
Change in Unrealized Gain/(Loss)	($107,889.85)
Gain/(Loss) on Other Investments	$1,313.94
Brokerage Commission	($711.70)

Total Trading Income	$74,521.57

Expenses
Audit Fees	$0.00
Administrative and Legal Fees	$333.75
Management Fees	$455.05
Advisory Fees	$2,470.31
Offering Fees	$0.00
Incentive Fees	$14,410.25
Other Expenses	$4,216.55

Total Expenses	$21,885.91

Interest Income	$4,056.42

Net Income(Loss) from the Period	$56,692.08

STATEMENT OF CHANGES IN NET ASSET VALUE (NAV)

	Total	NAV Per Unit
Beginning of Month	$1,092,121.54	$105.25
Addition	$0.00
Withdrawal	$0.00
Net Income/(Loss)	$56,692.08

Month End	$1,148,813.62	$110.72

Monthly Rate of Return	5.19%
Year to Date Rate of Return	10.52%

Should you have any questions, please contact your Financial Advisor. For account status inquiries, contact Preferred Investment Solutions Corp. Client Services at (914)307-4000.

To the best of our knowledge and belief, the information above is accurate and complete:

Kenneth A. Shewer, Chairman	Marc S. Goodman, President

Preferred Investment Solutions Corp., Managing Owner of

World Monitor Trust III Series G Class 1

WORLD MONITOR TRUST III SERIES J CLASS 1

Unaudited Account Statement

For the Month Ending June 30, 2007

Dear Interest Holder:

Enclosed is the report for the period of June 30, 2007 for World Monitor Trust III Series J Class 1. The net asset value of an interest as of June 30, 2007 was $102.20, an increase of +4.90% from the May 31, 2007 value of $97.43. The calendar year-to-date return for World Monitor Trust III Series J Class 1 was an increase of +4.07% as of June 30, 2007.

STATEMENT OF INCOME(LOSS)

Trading Income (Loss)
Realized Trading Gain/(Loss)	$7,019,127.13
Change in Unrealized Gain/(Loss)	($3,018,527.31)
Gain/(Loss) on Other Investments	$28,139.69
Brokerage Commission	($43,270.49)

Total Trading Income	$3,985,469.02

Expenses
Audit Fees	$0.00
Administrative and Legal Fees	$7,175.91
Management Fees	$27,861.97
Advisory Fees	$139,522.45
Offering Fees	$0.00
Incentive Fees	$566,978.15
Other Expenses	$221,368.12

Total Expenses	$962,906.60

Interest Income	$251,324.35

Net Income(Loss) from the Period	$3,273,886.77

STATEMENT OF CHANGES IN NET ASSET VALUE (NAV)

	Total	NAV Per Unit
Beginning of Month	$66,868,734.39	$97.43
Addition	$981,477.00
Withdrawal	($1,753,632.49)
Net Income/(Loss)	$3,273,886.77

Month End	$69,370,465.67	$102.20

Monthly Rate of Return	4.90%
Year to Date Rate of Return	4.07%

Should you have any questions, please contact your Financial Advisor. For account status inquiries, contact Preferred Investment Solutions Corp. Client Services at (914)307-4000.

To the best of our knowledge and belief, the information above is accurate and complete:

Kenneth A. Shewer, Chairman	Marc S. Goodman, President

Preferred Investment Solutions Corp., Managing Owner of

World Monitor Trust III Series J Class 1

WORLD MONITOR TRUST III SERIES G CLASS 2

Unaudited Account Statement

For the Month Ending June 30, 2007

Dear Interest Holder:

Enclosed is the report for the period of June 30, 2007 for World Monitor Trust III Series G Class 2. The net asset value of an interest as of June 30, 2007 was $110.12, an increase of +5.37% from the May 31, 2007 value of $104.51. The calendar year-to-date return for World Monitor Trust III Series G Class 2 was an increase of +11.19% as of June 30, 2007.

STATEMENT OF INCOME(LOSS)

Trading Income (Loss)
Realized Trading Gain/(Loss)	$132,346.26
Change in Unrealized Gain/(Loss)	($78,537.38)
Gain/(Loss) on Other Investments	$956.47
Brokerage Commission	($518.08)

Total Trading Income	$54,247.27

Expenses
Audit Fees	$0.00
Administrative and Legal Fees	$242.95
Management Fees	$330.78
Advisory Fees	$1,800.26
Offering Fees	$0.00
Incentive Fees	$10,489.40
Other Expenses	$1,741.92

Total Expenses	$14,605.31

Interest Income	$2,952.84

Net Income(Loss) from the Period	$42,594.80

STATEMENT OF CHANGES IN NET ASSET VALUE (NAV)

	Total	NAV Per Unit
Beginning of Month	$793,868.45	$104.51
Addition	$0.00
Withdrawal	$0.00
Net Income/(Loss)	$42,594.80

Month End	$836,463.25	$110.12

Monthly Rate of Return	5.37%
Year to Date Rate of Return	11.19%

Should you have any questions, please contact your Financial Advisor. For account status inquiries, contact Preferred Investment Solutions Corp. Client Services at (914)307-4000.

To the best of our knowledge and belief, the information above is accurate and complete:

Kenneth A. Shewer, Chairman	Marc S. Goodman, President

Preferred Investment Solutions Corp., Managing Owner of

World Monitor Trust III Series G Class 2

WORLD MONITOR TRUST III SERIES J CLASS 2

Unaudited Account Statement

For the Month Ending June 30, 2007

Dear Interest Holder:

Enclosed is the report for the period of June 30, 2007 for World Monitor Trust III Series J Class 2. The net asset value of an interest as of June 30, 2007 was $101.63, an increase of +5.01% from the May 31, 2007 value of $96.79. The calendar year-to-date return for World Monitor Trust III Series J Class 2 was an increase of +5.08% as of June 30, 2007.

STATEMENT OF INCOME(LOSS)

Trading Income (Loss)
Realized Trading Gain/(Loss)	$472,513.01
Change in Unrealized Gain/(Loss)	($201,946.06)
Gain/(Loss) on Other Investments	$1,869.59
Brokerage Commission	($2,930.16)

Total Trading Income	$269,506.38

Expenses
Audit Fees	$0.00
Administrative and Legal Fees	$476.82
Management Fees	$1,906.10
Advisory Fees	$9,442.44
Offering Fees	$0.00
Incentive Fees	$38,179.08
Other Expenses	$7,519.88

Total Expenses	$57,524.32

Interest Income	$17,022.28

Net Income(Loss) from the Period	$229,004.34

STATEMENT OF CHANGES IN NET ASSET VALUE (NAV)

	Total	NAV Per Unit
Beginning of Month	$4,574,637.32	$96.79
Addition	$65,000.00
Withdrawal	($75,000.00)
Net Income/(Loss)	$229,004.34

Month End	$4,793,641.66	$101.63

Monthly Rate of Return	5.01%
Year to Date Rate of Return	5.08%

Should you have any questions, please contact your Financial Advisor. For account status inquiries, contact Preferred Investment Solutions Corp. Client Services at (914)307-4000.

To the best of our knowledge and belief, the information above is accurate and complete:

Kenneth A. Shewer, Chairman	Marc S. Goodman, President

Preferred Investment Solutions Corp., Managing Owner of

World Monitor Trust III Series J Class 2